Exhibit 99.1

FOR RELEASE:	February 2, 2010
For more information, contact:
Kirk Whorf, Executive Vice President and Chief Financial Officer kwhorf@northstatebank.com; 919-645-2707
Larry D. Barbour, President and Chief Executive Officer
919-855-9925

NORTH STATE BANCORP REPORTS

YEAR-END 2009 EARNINGS

Company reports profitability for the year.

RALEIGH, NC … North State Bancorp (OTCBB: NSBC the “Company”), the holding company for North State Bank, reported net income at year-end 2009 of $1.1 million, which is $1.3 million less than the $2.4 million reported at year-end 2008. Diluted earnings per share were $0.15 for 2009 compared to $0.32 for 2008.

Total assets for the Company as of December 31, 2009, were $679.4 million compared to $687.6 million as of December 31, 2008, a decrease of $8.2 million. Total deposits and total loans as of December 31, 2009, were $606.9 million and $521.8 million, respectively, compared to total deposits and total loans at December 31, 2008, of $612.7 million and $546.4 million, respectively. The reduction in total assets and total deposits is the result of the Company’s efforts to reduce non-core fundings, specifically brokered deposits, which decreased $55.6 million during the year. Core deposits, which primarily includes demand deposit and money market accounts for our customers, increased by $41.4 million for the same period.

The decrease in net income for 2009 can be attributed to overall economic and marketplace conditions, payment of significantly higher premiums to the Federal Deposit Insurance Corporation (FDIC) throughout 2009, and a larger than normal addition to the provision for loan losses—as was deemed prudent as we work with customers who are struggling during this deep recession. Premium payments to the FDIC in 2009 were significantly higher than the in 2008, as healthy banks are being called upon to fund the FDIC at higher levels in order to replenish funds paid to depositors at failed banks. The provision for loan losses totaled $5.7 million for 2009, compared to $2.8 million for 2008, an increase of 107.3%.

“While 2009 was a difficult year in many ways, it was also a time to recommit to core competencies and to strengthen and renew relationships with our customers—especially those who need us now more than ever,” Larry D. Barbour, president and CEO shared in remarks on the Company’s financial results. “There are people who have continued to do well in spite of economic conditions and others who have struggled admirably to simply get by. It was a year of challenges for nearly everyone I know. While our results are not what we would want them to be, we were profitable for the year and that, in and of itself, shows the core strength of our Company and staff, our customer niches, and our market area.

“As a result of actions taken in 2009—a year we are calling a year of refinement—we know ourselves better and know our customers better. We understand our business on a different level and understand our customers’ needs on a new level, too. We are weathering the storm and look forward to new challenges and successes in 2010 as we continue to seek good and profitable growth.”

Founded in 2000, North State Bank is a full-service community bank, serving Wake and New Hanover Counties through seven full-service offices and one loan production office in Carteret County.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including changes in real estate values and the real estate market, economic conditions, regulatory changes, changes in interest rates, substantial changes in financial markets, our ability to manage growth, loss of deposits and loan demand to other savings and financial institutions, and our limited operating history. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

North State Bancorp

Selected Financial Information and Other Data (Unaudited)

At or for the Year Ended December 31,
2009	2008
(Dollars in thousands, except per share)

Earnings Summary:
Total interest income	$33,440	$36,075
Total interest expense	11,846	15,817

Net interest income	21,594	20,258
Provision for loan losses	5,710	2,755

Net interest income after provision for loan losses	15,884	17,503
Noninterest income	534	1,226
Noninterest expense	14,503	14,809

Income before income taxes	1,915	3,920
Income taxes	817	1,555

Net income	$1,098	$2,365

Share and Per Share Data:
Earnings per share - basic	$0.15	$0.33
Earnings per share - diluted	$0.15	$0.32
Book value per share	$5.02	$4.96
Weighted average shares outstanding:
Basic	7,179,744	7,158,545
Diluted	7,316,292	7,356,364

Financial Condition Period End:
Cash, federal funds sold and due from banks	$109,279	$88,272
Investment securities	24,148	37,156
Loans	521,809	546,357
Less allowance for loan losses	8,581	6,376
Other assets	32,774	22,172

Total assets	$679,429	$687,581

Deposits	$606,888	$612,678
Other borrowings	33,393	35,093
Other liabilities	2,982	4,264
Shareholders’ equity	36,166	35,546

Total liabilities and shareholders’ equity	$679,429	$687,581

Financial Condition Average Balances:
Cash, federal funds sold and due from banks	$110,245	$32,237
Investment securities	26,475	29,777
Loans	541,576	520,075
Less allowance for loan losses	7,438	5,608
Other assets	25,050	18,051

Total assets	$695,908	$594,532

Deposits	$618,242	$512,855
Other borrowings	36,527	43,057
Other liabilities	4,165	4,094
Shareholders’ equity	36,974	34,526

Total liabilities and shareholders’ equity	$695,908	$594,532

Performance Ratios:
Return on average assets	0.16%	0.40%
Return on average equity	2.97%	6.85%
Net interest margin	3.22%	3.52%
Efficiency ratio	65.54%	68.93%

Asset Quality Ratios:
Net loan charge-offs to average loans	0.65%	0.27%
Nonperforming loans to period-end loans	3.61%	0.93%
Nonperforming assets to total assets	3.26%	1.07%
Ratio of allowance for loan losses to nonperforming loans	0.46	x	1.26	x
Allowance for loan losses to period-end loans	1.64%	1.17%

Other Data:
Average equity to average assets	5.31%	5.81%
Total shareholders’ equity to assets	5.32%	5.17%
Number of offices:
Full service banking offices	7	7
Loan production offices	1	1
Number of employees (FTEs)	96	100